Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement is made as of February 11, 2008 by and between the Company (the “Company”) and Michael O’Donnell (the “Executive”). Reference is made to the Employment Agreement between the Company and the Executive effective as of the 19th day of May, 2005 (the “Original Agreement”).

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Change in Base Salary. The parties acknowledge that effective the date hereof, retroactive to January 1, 2008, the Executive’s base salary has been increased by the Compensation Committee of the Board of Directors of the Company to four hundred fifteen thousand dollars ($415,000).

2.	Amendments to the Original Agreement. The Original Agreement is hereby amended in the following respects, in each case with the intent that the provisions of the Original Agreement, as amended, comply with the requirements of, or the requirements for exemption from, Section 409A of the Internal Revenue Code of 1986, as amended:

a.	Amendment to Section 4(b). The second sentence of Section 4(b) of the Original Agreement is hereby amended by replacing the phrase “100% of his Base Salary in effect on the final day of the applicable fiscal year” in such sentence with “60% of his Base Salary paid for the applicable year”.

b.	Amendment to Section 4(g). Section 4(g) of the Original Agreement is hereby amended by adding after the first sentence thereof the following text: “In the case of any reimbursement to which the Executive is entitled pursuant to this Section 4(g) that would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.”

c.	Amendment to Section 5(f). Section 5(f) of the Original Agreement is hereby amended to read in its entirety as follows:

“(f) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason; provided, that such written notice must be delivered to the Company within ninety (90) days of the initial existence of the condition or circumstance constituting or giving rise to the purported Good Reason. A termination by the Executive hereunder shall not be treated as a termination for Good Reason if the Company remedies the condition or circumstance constituting or giving rise to the purported Good Reason within thirty (30) days of the receipt of the

Executive’s notice, or if actual termination occurs more than two years following the initial existence of such condition or circumstance. The following shall constitute Good Reason for purposes of this subsection (f): (i) the Company breaches its obligation under Section 3 to continue the Executive in office as its Chief Financial Officer; or (ii) a material diminution in the Executive’s authority, duties or responsibilities; or (iii) a material diminution in the Executive’s base compensation; or (iv) a requirement that the Executive relocate more than fifty (50) miles from his then-current principal residence.”

d.	Amendment to Section 6(b) and Section 6(d). In each of Section 6(b), Section 6(d)(i) and Section 6(d)(ii) of the Original Agreement, the words “such group medical and/or dental plan benefits, the Company shall pay to the Executive a sum that is equivalent to what the Company would have continued to contribute to the premium cost of the Executive’s participation . . . if there had been no such limitation or disqualification” are hereby replaced with the words: “such group medical and/or dental plan benefits on a tax-favorable basis, the Company shall provide equivalent coverage through the purchase of insurance.”

e.	Additional Amendment to Section 6(d)(i). Section 6(d)(i) of the Original Agreement is amended by adding immediately after “(x)” in the next to last sentence of such section “60% of” such that clause (x) of such sentence reads in its entirety “(x) 60% of the amount of Base Salary in effect immediately prior to termination or”.

f.	Amendment to Section 6(f). Section 6(f) of the Original Agreement is hereby amended to read in its entirety as follows:

“(f) Delay in Payment Commencement on Account of Section 409A. If the Executive is, at the time of separation from service, a “specified employee” (as hereinafter defined), any and all amounts payable (including, for the avoidance of doubt, pursuant to Attachment A hereto) in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall not be paid until the date which is six (6) months and one (1) day after the date of such separation from service or, if earlier, Executive’s date of death. In this regard, any payments that otherwise would have been made during such six (6) month period shall be paid to the Executive in a lump sum on the first date on which they may be paid, together with interest credited at the short-term applicable federal rate, compounded daily. For purposes of this subsection (f), “specified employee” means an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.”

g.	Amendment to Section 7(c). Section 7(c) of the Original Agreement is hereby amended by adding at the end thereof the following sentence: “Any Gross-up Payment or other gross-up for taxes pursuant to this Section 7 shall be paid no later than the end of the calendar year next following the calendar year in which the related taxes are remitted.”

h.	Separation From Service. Section 16 of the Original Agreement is amended by adding at the end the following new subsection (i):

“(i) All references in the Agreement (including, for the avoidance of doubt, Attachment A thereto) to termination of employment, separation from service, retirement and similar or correlative terms, when used in a context that bears upon the vesting, payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement.”

i.	Amendments to Attachment A (Supplemental Executive Retirement Plan or SERP).

i.	The first two sentences of Section 1.4 are hereby deleted and replaced with the following sentence: “The SERP Benefit, actuarially adjusted as hereinafter provided, shall be paid in the Normal Form.”

ii.	Section 1.5 of the SERP is hereby amended to read in its entirety as follows:

“1.5 Time of Commencement of SERP Benefit. If the Executive retires from the services of the Company and its subsidiaries after having completed three (3) full Years of Service but before having completed five (5) full Years of Service (or before attaining age 55, even if he has completed five (5) full Years of Service), he shall receive his SERP Benefit starting with the first day of the month next following the date he attains age 62. If the Executive retires after having completed five (5) full Years of Service and after having attained age 55, his SERP Benefit shall be paid starting with the first day of the month next following the date of his retirement.

iii.	Section 1.6 of the SERP is hereby deleted.

iv.	Section 2.3 of the SERP is hereby amended by deleting the last two sentences thereof.

3.	No other Amendments. Except as expressly amended hereby, all provisions of the Original Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

4.

Miscellaneous. This instrument and the other documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter hereof and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter. This instrument may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company. The headings and captions in this instrument are for convenience only and in no way define or describe the scope or content of any provision of this instrument. This instrument may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this instrument has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	XERIUM TECHNOLOGIES, INC.

/s/ Michael O’Donnell	By:	/s/ John Thompson
Michael O’Donnell		John Thompson
Chairman

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